EXHIBIT 99.1



        MarketSpan Announces Management Organization

 Media:                                      Investors:
   Robert J. Mahony                            Craig G. Matthews
   (718) 403-2503                              (718) 403-2552
                                               Robert R. Wieczorek
                                               (718) 403-3388



Brooklyn and Hicksville, New York, August 24, 1998 -- Robert B. Catell, Chairman and Chief Executive Officer of MarketSpan Corporation (NYSE: MN) today announced the following members of MarketSpan's management team: Craig G. Matthews, Executive Vice President and Chief Financial Officer; Anthony J. DiBrita, Senior Vice President, Gas Operations; Robert J. Fani, Senior Vice President, Gas Marketing and Sales; William K. Feraudo, Senior Vice President, KeySpan Energy Marketing Group; Anthony Nozzolillo, Senior Vice President, Financial Services; Wallace P. Parker, Jr., Senior Vice President, Human Resources; Dave L. Phillips Senior Vice President, Strategic Planning and Corporate Development; Lenore F. Puleo, Senior Vice President, Customer Relations; and Maurice K. Shaw, Senior Vice President, Corporate Affairs.

Vice Presidents include: George B. Cocks, Operating Services; Charles A. Daverio Energy Supply; Jane A. Fernandez, Customer Relations; John Haran, Gas West Operations; Ron S. Jendras, Controller and Chief Accounting Officer; George B. Jongeling, Gas East Operations; Anne Jordan, Financial Planning; Howard A. Kosel, Jr., General Operations; Brian McCaffrey, Corporate Philanthropy; Arden
D. Melick, Public Affairs; Justin Orlando, Compensation and Benefits; Werner J. Schweiger, Transmission and Distribution Management; Richard M. Siegel, Technology Operations; Colin P. Watson, Strategic Marketing and Planning; Elaine Weinstein, Staffing and Development; and Edward J. Youngling, Engineering. Robert R. Wieczorek is Vice President, Secretary and Treasurer.

Mr. Catell said, "The MarketSpan management team combines the experience of both the gas and electric sides of our company. This is a talented group of individuals who share our long tradition of putting the customer first and creating value for shareholders. Customers and shareholders will benefit from their expertise as we move forward to realize the potential of this great company."

Mr. Catell noted that the company will soon announce both a Senior Vice President of Electric Operations and General Counsel.


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MarketSpan subsidiaries distribute natural gas to nearly 1.6 million customers in the New York City boroughs of Staten Island, Brooklyn and Queens, and the Long Island counties of Nassau and Suffolk. Subsidiaries own significant investments in gas exploration and production operations, primarily through 64% ownership of The Houston Exploration Company (NYSE:THX). Other subsidiaries own investments in domestic and international pipeline operations and in international gas-distribution operations, and provide gas-marketing and energy services, including system installation and management primarily in the greater New York metropolitan area. Company subsidiaries generate electricity in Nassau and Suffolk at five plants and 42 smaller facilities with an aggregate-rated generating capacity of 3,978 MW and provide electric transmission - and - distribution-operating services and customer-billing services to the Long Island Power Authority for its one million electric customers. For more information, visit MarketSpan's web site at www.marketspancorp.com.


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